Exhibit 99.1

Contact: Igor Khislavsky
Senior Director, Investor Relations
Telephone: (617) 375-7500
AMERICAN TOWER CORPORATION REPORTS FOURTH QUARTER AND FULL YEAR 2017 FINANCIAL RESULTS

CONSOLIDATED HIGHLIGHTS
Fourth Quarter 2017		Full Year 2017
●	Total revenue increased 10.7% to $1,705 million	●	Total revenue increased 15.2% to $6,664 million
●	Property revenue increased 10.3% to $1,678 million	●	Property revenue increased 14.9% to $6,566 million
●	Net income decreased 16.3% to $195 million	●	Net income increased 26.3% to $1,225 million
●	Adjusted EBITDA increased 10.2% to $1,031 million	●	Adjusted EBITDA increased 15.1% to $4,090 million
●	Consolidated AFFO increased 8.0% to $707 million	●	Consolidated AFFO increased 16.5% to $2,902 million
Boston, Massachusetts – February 27, 2018: American Tower Corporation (NYSE: AMT) today reported financial results for the quarter and full year ended December 31, 2017.
Jim Taiclet, American Tower’s Chief Executive Officer stated, “In 2007, American Tower initiated a long-term aspirational strategy which included a target of quadrupling both the size of our communications site portfolio and our financial performance over a ten-year time horizon. Based on our 2017 results, we have far exceeded both objectives, with over 150,000 sites versus a goal of 100,000 sites, and $6.72 per share of Consolidated AFFO versus a goal of $6.00 per share. Moreover, in 2017, we delivered growth of nearly 16% in Consolidated AFFO per Share, expanded our return on invested capital, increased our common stock dividend by more than 20%, and repurchased approximately $770 million in stock.
As we look forward to 2018, we expect strong organic tenant billings growth of over 6% in the U.S., driven by unlimited data plans, increasing mobile video consumption, announced spectrum build-outs in the 2.5 GHz and 600 MHz bands and the planned FirstNet deployment. We also expect consistent demand for tower space in Latin America, notably in Mexico and Brazil, as well as robust activity in our key markets in the EMEA region. Finally, we have incorporated into our 2018 outlook the expected impacts of the ongoing carrier consolidation process in India. We continue to have a high level of confidence that once the consolidation activity concludes, the Indian mobile industry will be positioned for major network investments to bring 4G service to the country’s 1.3 billion people, providing strong growth opportunities for our extensive portfolio in India.”
CONSOLIDATED OPERATING RESULTS OVERVIEW
American Tower generated the following operating results for the quarter and year ended December 31, 2017 (all comparative information is presented against the quarter and year ended December 31, 2016, respectively). The Company has converted its disclosure from thousands to millions and, as a result, certain necessary rounding adjustments have been made to prior year disclosed amounts in its financial statements.

($ in millions, except per share amounts.)	Q4 2017(1)	Growth Rate	FY 2017(1)	Growth Rate
Total revenue	$1,705	10.7%	$6,664	15.2%
Total property revenue	$1,678	10.3%	$6,566	14.9%
Total Tenant Billings Growth	$106	8.6%	$590	12.6%
Organic Tenant Billings Growth	$77	6.2%	$347	7.4%
Property Gross Margin	$1,164	11.7%	$4,557	15.0%
Property Gross Margin %	69.3%		69.4%
Net income(2)	$195	(16.3)%	$1,225	26.3%
Net income attributable to AMT common stockholders(2)	$220	8.5%	$1,152	35.6%
Net income attributable to AMT common stockholders per diluted share(2)	$0.51	8.5%	$2.67	34.8%
Adjusted EBITDA	$1,031	10.2%	$4,090	15.1%
Adjusted EBITDA Margin %	60.5%		61.4%

Nareit Funds From Operations (FFO) attributable to AMT common stockholders	$715	28.4%	$2,697	23.2%
Consolidated AFFO	$707	8.0%	$2,902	16.5%
Consolidated AFFO per Share	$1.64	7.9%	$6.72	15.9%
AFFO attributable to AMT common stockholders	$688	9.1%	$2,755	14.8%
AFFO attributable to AMT common stockholders per Share	$1.59	8.2%	$6.38	14.1%

Cash provided by operating activities	$794	9.8%	$2,926	8.3%
Less: total cash capital expenditures(3)	$246	15.9%	$824	17.5%
Free Cash Flow	$548	7.2%	$2,101	5.1%

(1)	Inclusive of impacts from Indian Carrier Consolidation-Driven Churn. For reconciliations of these impacts on key metrics, please see tables below.

(2)
Reflects an impairment charge of approximately $209 million, primarily related to assets in India, partially offset by an income tax benefit associated with the impairment charge, both recorded in Q4 2017. The portion of this charge attributable to AMT common stockholders is approximately $127 million.

(3)
Q4 2017 and FY 2017 cash capital expenditures include $8.8 million and $31.8 million, respectively, of payments on capital leases of property and equipment, which are presented in the condensed consolidated statements of cash flows included herein under Repayments of notes payable, credit facilities, senior notes, term loan and capital leases.

Certain wireless carriers in India are in the process of merging their operations or exiting the marketplace. As anticipated, the Company’s operational and financial results during the fourth quarter of 2017 were impacted by churn driven by this carrier consolidation process. We are disclosing the additional financial metrics below to quantify the impacts of this churn, which we expect to occur at varying rates over the next several years, and to provide additional insight into the underlying long-term trends across the Company’s business excluding these impacts. The impact of Indian Carrier Consolidation-Driven Churn on net income is not provided, as the impact on all components of the net income measure cannot be reasonably calculated.

Reconciliation of Indian Carrier Consolidation-Driven Churn Impact to Operating Results: ($ in millions, except per share amounts. Totals may not add due to rounding.)
	Q4 2017 Results			Q4 2016 Results			Growth Rates vs. Prior Year
($ in millions)	Inclusive of Indian Carrier Consolidation-Driven Churn	Impact of Indian Carrier Consolidation-Driven Churn	Normalized	Inclusive of Indian Carrier Consolidation-Driven Churn	Impact of Indian Carrier Consolidation-Driven Churn	Normalized	Inclusive of Indian Carrier Consolidation-Driven Churn	Impact of Indian Carrier Consolidation-Driven Churn	Normalized
Total Property Revenue	$1,678	$7	$1,686	$1,521	$—	$1,521	10.3%	0.5%	10.8%
Adjusted EBITDA	1,031	7	1,038	936	—	936	10.2%	0.7%	10.9%
Consolidated AFFO	707	5	712	655	—	655	8.0%	0.7%	8.8%
Consolidated AFFO per Share	$1.64	$0.01	$1.65	$1.52	$—	$1.52	7.9%	0.7%	8.6%
Consolidated Organic Tenant Billings	77	7	84	81	—	81	6.2%	0.6%	6.8%
International Organic Tenant Billings	30	7	37	37	—	37	6.9%	1.6%	8.4%

Reconciliation of Indian Carrier Consolidation-Driven Churn Impact to Operating Results: ($ in millions, except per share amounts. Totals may not add due to rounding.)
	FY 2017 Results			FY 2016 Results			Growth Rates vs. Prior Year
($ in millions)	Inclusive of Indian Carrier Consolidation-Driven Churn	Impact of Indian Carrier Consolidation-Driven Churn	Normalized	Inclusive of Indian Carrier Consolidation-Driven Churn	Impact of Indian Carrier Consolidation-Driven Churn	Normalized	Inclusive of Indian Carrier Consolidation-Driven Churn	Impact of Indian Carrier Consolidation-Driven Churn	Normalized
Total Property Revenue	$6,566	$9	$6,575	$5,713	$—	$5,713	14.9%	0.2%	15.1%
Adjusted EBITDA	4,090	9	4,098	3,553	—	3,553	15.1%	0.2%	15.3%
Consolidated AFFO	2,902	7	2,909	2,490	—	2,490	16.5%	0.3%	16.8%
Consolidated AFFO per Share	$6.72	$0.02	$6.74	$5.80	$—	$5.80	15.9%	0.3%	16.2%
Consolidated Organic Tenant Billings	347	9	356	308	—	308	7.4%	0.2%	7.6%
International Organic Tenant Billings	152	9	161	142	—	142	9.7%	0.6%	10.3%

Please refer to “Non-GAAP and Defined Financial Measures” below for definitions and other information regarding the Company’s use of non-GAAP measures. For financial information and reconciliations to GAAP measures, please refer to the “Unaudited Selected Consolidated Financial Information” and “Unaudited Reconciliations to GAAP Measures and the Calculation of Defined Financial Measures” below.
CAPITAL ALLOCATION OVERVIEW
Distributions – During the quarter and full year ended December 31, 2017, the Company declared the following regular cash distributions to its common stockholders:

Common Stock Distributions	Q4 2017(1)	FY 2017
Distribution per share	$0.70	$2.62
Aggregate amount (in millions)	$300	$1,123
Year-over-year per share growth	21%	21%
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(1)    The distribution declared was paid in the first quarter of 2018 to stockholders of record as of the close of business on December 28, 2017.
In addition, the Company paid $19 million in preferred stock dividends during the fourth quarter of 2017 and $91 million during the full year ended December 31, 2017.
On February 15, 2018, unless converted earlier, all outstanding shares of the Company’s 5.50% Mandatory Convertible Preferred Stock, Series B, converted automatically into a total of 12.0 million shares of its common stock.

Stock Repurchase Program – During the fourth quarter of 2017, the Company repurchased a total of 0.6 million shares of its common stock for $89 million under its stock repurchase program. The Company repurchased a total of 6.1 million shares of its common stock, for a total of $766 million, during the year ended December 31, 2017 and has $2.3 billion remaining under its existing stock repurchase programs, including the stock repurchase program approved by the Company’s board of directors in December 2017.
Capital Expenditures – During the fourth quarter of 2017, total capital expenditures were $246 million, of which $41 million was for non-discretionary capital improvements and corporate capital expenditures. For the full year, total capital expenditures were $824 million, of which $131 million was for non-discretionary capital improvements and corporate capital expenditures. For additional capital expenditure details, please refer to the supplemental disclosure package available on the Company’s website.
Acquisitions and Other Transactions – During the fourth quarter of 2017, the Company spent $1.1 billion to acquire 1,346 sites, including 517 sites in the United States and 829 sites in international markets, as well as its previously announced acquisition of urban telecommunications assets from KIO Networks in Mexico, which closed on November 17, 2017, for total consideration of approximately $500 million. For the full year 2017, the Company spent $1.8 billion, net of joint venture partner contributions, to acquire over 4,900 communications sites and the assets acquired from KIO in Mexico.
On November 13, 2017, the Company entered into definitive agreements with Vodafone India Limited (“Vodafone”) and Idea Cellular Limited (“Idea”) to acquire a total of approximately 20,000 communications sites in India, for total consideration of approximately INR 78.5 billion, or approximately $1.2 billion at current exchange rates, subject to customary closing adjustments. For purposes of our full year 2018 outlook, we have assumed that both transactions will close on May 1, 2018.
LEVERAGE AND FINANCING OVERVIEW
Leverage – For the quarter ended December 31, 2017, the Company’s Net Leverage Ratio was 4.7x net debt (total debt less cash and cash equivalents) to fourth quarter 2017 annualized Adjusted EBITDA.

Calculation of Net Leverage Ratio
($ in millions, totals may not add due to rounding)	As of December 31, 2017
Total debt	$20,205
Less: Cash and cash equivalents	802
Net Debt	19,403
Divided By: Fourth quarter annualized Adjusted EBITDA(1)	4,125
Net Leverage Ratio	4.7x
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(1)    Q4 2017 Adjusted EBITDA multiplied by four.
Liquidity – As of December 31, 2017, the Company had $3.0 billion of total liquidity, consisting of $0.8 billion in cash and cash equivalents plus the ability to borrow an aggregate of $2.2 billion under its revolving credit facilities, net of any outstanding letters of credit.
On December 8, 2017, the Company issued $700.0 million aggregate principal amount of 3.000% senior unsecured notes due 2023 and $700.0 million aggregate principal amount of 3.600% senior unsecured notes due 2028. The net proceeds from these issuances were used to repay existing indebtedness under the Company’s senior unsecured revolving credit facilities.
FULL YEAR 2018 OUTLOOK
The following full year 2018 financial and operational estimates are based on a number of assumptions that management believes to be reasonable and reflect the Company’s expectations as of February 27, 2018. Actual results may differ materially from these estimates as a result of various factors, and the Company refers you to the cautionary language regarding “forward-looking” statements included in this press release when considering this information.
The Company’s outlook is based on the following average foreign currency exchange rates to 1.00 U.S. Dollar for February 27, 2018 through December 31, 2018: (a) 19.90 Argentinean Pesos; (b) 3.30 Brazilian Reais; (c) 615 Chilean Pesos; (d) 2,890 Colombian Pesos; (e) 0.81 Euros; (f) 4.55 Ghanaian Cedi; (g) 64.00 Indian Rupees; (h) 19.00 Mexican Pesos; (i) 385 Nigerian Naira; (j) 5,660 Paraguayan Guarani; (k) 3.25 Peruvian Soles; (l) 12.40 South African Rand; and (m) 3,670 Ugandan Shillings.
The Company’s outlook reflects estimated favorable impacts from foreign currency exchange rate fluctuations to property revenue, Adjusted EBITDA and Consolidated AFFO, of approximately $4 million, $6 million and $6 million, respectively, relative to the Company’s 2017 operating results. The impact of foreign currency rate fluctuations on net income is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
The Company’s outlook includes the impact of its pending Vodafone and Idea transactions in India, with an assumed closing date of May 1, 2018 for both transactions.
Additionally, the Company’s full year 2018 outlook reflects estimated unfavorable impacts from Indian Carrier Consolidation-Driven Churn on property revenue, Adjusted EBITDA and Consolidated AFFO of approximately $145 million, $85 million and $65 million, respectively, inclusive of an expected reduction in pass-through revenue of approximately $55 million. At this time, the Company expects the impacts of Indian Carrier Consolidation-Driven Churn to last for several years and anticipates that churn rates in India will return to lower levels once the consolidation process is complete. The Company is providing key outlook measures adjusted to quantify the impacts of Indian Carrier Consolidation-Driven Churn on such measures as it believes that these adjusted measures better reflect the long-term trajectory of its recurring business and provide investors with a more comprehensive analysis of the Company’s business. The impact of Indian Carrier Consolidation-Driven Churn on net income is not provided, as the impact on all components of the net income measure cannot be calculated without unreasonable effort.
Additional information pertaining to the impact of foreign currency, London Interbank Offered Rate (LIBOR) fluctuations and Indian Carrier Consolidation-Driven Churn on the Company’s outlook has been provided in the supplemental disclosure package available on the Company’s website.

2018 Outlook ($ in millions)	Full Year 2018			Midpoint Growth
Total property revenue(1)	$6,930	to	$7,120	7.0%
Net income	1,390	to	1,470	16.7%
Adjusted EBITDA	4,300	to	4,400	6.4%
Consolidated AFFO	3,160	to	3,260	10.6%
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(1)
Includes U.S. property revenue of $3,700 million to $3,780 million and international property revenue of $3,230 million to $3,340 million reflecting midpoint growth rates of 3.7% and 11.0%, respectively. The U.S. growth rate reflects a negative impact of approximately 3% associated with a decrease in non-cash straight-line revenue recognition. The international growth rate includes an estimated negative impact of approximately 5% attributable to Indian Carrier Consolidation-Driven Churn. International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

2018 Outlook for Total Property revenue, at the midpoint, includes the following components(1): ($ in millions, totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
International pass-through revenue	$ N/A	$960	$960
Straight-line revenue	39	22	61
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(1)	For additional discussion regarding these components, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

2018 Outlook for Total Tenant Billings Growth, at the midpoint, includes the following components(1): (Totals may not add due to rounding.)	U.S. Property	International Property(2)	Total Property
Organic Tenant Billings	>6%	~2-3%	~5%
New Site Tenant Billings	~0.5%	~9%	~4%
Total Tenant Billings Growth	~7%	>11%	~8-9%
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(1)	For additional discussion regarding the component growth rates, please refer to “Revenue Components” below.

(2)	International property revenue reflects the Company’s Latin America, EMEA and Asia segments.

Reconciliation of Indian Carrier Consolidation-Driven Churn Impact to 2018 Outlook: ($ in millions, except per share amounts. Totals may not add due to rounding.)
	FY 2017 Results			2018 Outlook, at the Midpoint			Midpoint Growth Rates vs. Prior Year
($ in millions)	Inclusive of Indian Carrier Consolidation-Driven Churn	Impact of Indian Carrier Consolidation-Driven Churn	Normalized	Inclusive of Indian Carrier Consolidation-Driven Churn	Impact of Indian Carrier Consolidation-Driven Churn	Normalized	Inclusive of Indian Carrier Consolidation-Driven Churn	Impact of Indian Carrier Consolidation-Driven Churn	Normalized
Total Property Revenue	$6,566	$9	$6,575	$7,025	$145	$7,170	7.0%	2.0%	9.0%
Adjusted EBITDA	4,090	9	4,098	4,350	85	4,435	6.4%	1.8%	8.2%
Consolidated AFFO	2,902	7	2,909	3,210	65	3,275	10.6%	1.9%	12.5%
Consolidated AFFO per Share(1)	$6.72	$0.02	$6.74	$7.30	$0.15	$7.45	8.6%	1.9%	10.5%
Consolidated Organic Tenant Billings	347	9	356	250	80	330	~5%	~1.5%	~6-7%
International Organic Tenant Billings	152	9	161	50	80	130	~2-3%	~4%	~6-7%
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(1)	Assuming 2018 weighted average diluted share count of approximately 439.7 million shares.

Outlook for Capital Expenditures: ($ in millions, totals may not add due to rounding.)
	Full Year 2018
Discretionary capital projects(1)	$255	to	$285
Ground lease purchases	150	to	170
Start-up capital projects	80	to	90
Redevelopment	210	to	230
Capital improvement	145	to	165
Corporate	10	—	10
Total	$850	to	$950
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(1)	Includes the construction of approximately 2,500 to 3,500 communications sites globally.

Reconciliation of Outlook for Adjusted EBITDA to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2018
Net income	$1,390	to	$1,470
Interest expense	870	to	850
Depreciation, amortization and accretion	1,770	to	1,810
Income tax provision	115	to	106
Stock-based compensation expense	105	to	110
Other, including other operating expenses, interest income, gain (loss) on retirement of long-term obligations and other income (expense)	50	to	54
Adjusted EBITDA	$4,300	to	$4,400

Reconciliation of Outlook for Consolidated AFFO to Net income: ($ in millions, totals may not add due to rounding.)
	Full Year 2018
Net income	$1,390	to	$1,470
Straight-line revenue	(61)	—	(61)
Straight-line expense	54	—	54
Depreciation, amortization and accretion	1,770	to	1,810
Stock-based compensation expense	105	to	110
Deferred portion of income tax	(17)	to	(33)
Other, including other operating expense, amortization of deferred financing costs, capitalized interest, debt discounts and premiums, gain (loss) on retirement of long-term obligations, other income (expense), long-term deferred interest charges and dividends on preferred stock	74	to	85
Capital improvement capital expenditures	(145)	to	(165)
Corporate capital expenditures	(10)	—	(10)
Consolidated AFFO	$3,160	to	$3,260
Conference Call Information
American Tower will host a conference call today at 8:30 a.m. ET to discuss its financial results for the quarter and full year ended December 31, 2017 and its outlook for 2018. Supplemental materials for the call will be available on the Company’s website, www.americantower.com. The conference call dial-in numbers are as follows:
U.S./Canada dial-in: (866) 254-5934
International dial-in: (651) 291-1170
Passcode: 443282
When available, a replay of the call can be accessed until 11:59 p.m. ET on March 13, 2018. The replay dial-in numbers are as follows:
U.S./Canada dial-in: (800) 475-6701
International dial-in: (320) 365-3844
Passcode: 443282
American Tower will also sponsor a live simulcast and replay of the call on its website, www.americantower.com.
About American Tower
American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 150,000 communications sites. For more information about American Tower, please visit the “Earnings Materials” and “Company & Industry Resources” sections of our investor relations website at www.americantower.com.

Non-GAAP and Defined Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (GAAP) provided throughout this press release, the Company has presented the following Non-GAAP and Defined Financial Measures: Gross Margin, Operating Profit, Operating Profit Margin, Adjusted EBITDA, Adjusted EBITDA Margin, Nareit Funds From Operations (FFO) attributable to American Tower Corporation common stockholders, Consolidated Adjusted Funds From Operations (AFFO), AFFO attributable to American Tower Corporation common stockholders, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders per Share, Free Cash Flow, Net Debt, Net Leverage Ratio and Indian Carrier Consolidation-Driven Churn. In addition, the Company presents: Tenant Billings, Tenant Billings Growth, Organic Tenant Billings Growth and New Site Tenant Billings Growth.

These measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as additional information because management believes they are useful indicators of the current financial performance of the Company's core businesses and are commonly used across its industry peer group. As outlined in detail below, the Company believes that these measures can assist in comparing company performance on a consistent basis irrespective of depreciation and amortization or capital structure, while also providing valuable incremental insight into the underlying operating trends of its business.

Depreciation and amortization can vary significantly among companies depending on accounting methods, particularly where acquisitions or non-operating factors, including historical cost basis, are involved. The Company's Non-GAAP and Defined Financial measures may not be comparable to similarly titled measures used by other companies.

Revenue Components

In addition to reporting total revenue, the Company believes that providing transparency around the components of its revenue provides investors with insight into the indicators of the underlying demand for, and operating performance of, its real estate portfolio. Accordingly, the Company has provided disclosure of the following revenue components: (i) Tenant Billings, (ii) New Site Tenant Billings; (iii) Organic Tenant Billings; (iv) International pass-through revenue; (v) Straight-line revenue; (vi) Pre-paid amortization revenue; (vii) Foreign currency exchange impact; and (viii) Other revenue.

Tenant Billings: The majority of the Company’s revenue is generated from non-cancellable, long-term tenant leases. Revenue from Tenant Billings reflects several key aspects of the Company’s real estate business: (i) “colocations/amendments” reflects new tenant leases for space on existing towers and amendments to existing leases to add additional tenant equipment; (ii) “escalations” reflects contractual increases in billing rates, which are typically tied to fixed percentages or a variable percentage based on a consumer price index; (iii) “cancellations” reflects the impact of tenant lease terminations or non-renewals or, in limited circumstances, when the lease rates on existing leases are reduced; and (iv) “new sites” reflects the impact of new property construction and acquisitions.

New Site Tenant Billings: Day-one Tenant Billings associated with sites that have been built or acquired since the beginning of the prior-year period. Incremental colocations/amendments, escalations or cancellations that occur on these sites after the date of their addition to our portfolio are not included in New Site Tenant Billings. The Company believes providing New Site Tenant Billings enhances an investor’s ability to analyze our existing real estate portfolio growth as well as our development program growth, as the Company’s construction and acquisition activities can drive variability in growth rates from period to period.

Organic Tenant Billings: Tenant Billings on sites that the Company has owned since the beginning of the prior-year period, as well as Tenant Billings activity on new sites that occurred after the date of their addition to the Company’s portfolio.

International pass-through revenue: A portion of the Company’s pass-through revenue is based on power and fuel expense reimbursements and therefore subject to fluctuations in fuel prices. As a result, revenue growth rates may fluctuate depending on the market price for fuel in any given period, which is not representative of the Company’s real estate business and its economic exposure to power and fuel costs. Furthermore, this expense reimbursement mitigates the economic impact associated with fluctuations in operating expenses, such as power and fuel costs and land rents in certain of the Company’s markets. As a result, the Company believes that it is appropriate to provide insight into the impact of pass-through revenue on certain revenue growth rates.

Straight-line revenue: Under GAAP, the Company recognizes revenue on a straight-line basis over the term of the contract for certain of its tenant leases. Due to the Company’s significant base of non-cancellable, long-term tenant leases, this can result in significant fluctuations in growth rates upon tenant lease signings and renewals (typically increases), when amounts billed or received upfront upon these events are initially deferred. These signings and renewals are only a portion of the Company’s underlying business growth and can distort the underlying performance of our Tenant Billings Growth. As a result, the Company believes that it is appropriate to provide insight into the impact of straight-line revenue on certain growth rates in revenue and select other measures.

Pre-paid amortization revenue: The Company recovers a portion of the costs it incurs for the redevelopment and development of its properties from its tenants. These upfront payments are then amortized over the initial term of the corresponding tenant lease. Given this amortization is not necessarily directly representative of underlying leasing activity on our real estate portfolio, (i.e.: does not have a renewal option or escalation as our tenant leases do) the Company believes that it is appropriate to provide insight into the impact of pre-paid amortization revenue on certain revenue growth rates to provide transparency into the underlying performance of our real estate business.

Foreign currency exchange impact: The majority of the Company’s international revenue and operating expenses are denominated in each country’s local currency. As a result, foreign currency fluctuations may distort the underlying performance of our real estate business from period to period, depending on the movement of foreign currency exchange rates versus the U.S. Dollar. The Company believes it is appropriate to quantify the impact of foreign currency exchange fluctuations on its reported growth to provide transparency into the underlying performance of its real estate business.

Other revenue: Other revenue represents revenue not captured by the above listed items and can include items such as tenant settlements and fiber solutions revenue.

Non-GAAP and Defined Financial Measure Definitions

Tenant Billings Growth: The increase or decrease resulting from a comparison of Tenant Billings for a current period with Tenant Billings for the corresponding prior-year period, in each case adjusted for foreign currency exchange fluctuations. The Company believes this measure provides valuable insight into the growth in recurring Tenant Billings and underlying demand for its real estate portfolio.

Organic Tenant Billings Growth: The portion of Tenant Billings Growth attributable to Organic Tenant Billings. The Company believes that organic growth is a useful measure of its ability to add tenancy and incremental revenue to its assets for the reported period, which enables investors and analysts to gain additional insight into the relative attractiveness, and therefore the value, of the Company’s property assets.

Indian Carrier Consolidation-Driven Churn: Tenant cancellations specifically attributable to short-term carrier consolidation in India. Includes impacts of carrier exits from the marketplace and carrier cancellations as a result of consolidation but excludes normal course churn. The Company believes that providing this additional metric enhances transparency and provides a better understanding of its recurring business without the impact of what it believes to be a transitory event.

New Site Tenant Billings Growth: The portion of Tenant Billings Growth attributable to New Site Tenant Billings. The Company believes this measure provides valuable insight into the growth attributable to Tenant Billings from recently acquired or constructed properties.

Gross Margin: Revenues less operating expenses, excluding stock-based compensation expense recorded in costs of operations, depreciation, amortization and accretion, selling, general, administrative and development expense and other operating expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets.

Operating Profit: Gross Margin less selling, general, administrative and development expense, excluding stock-based compensation expense and corporate expenses. The Company believes this measure provides valuable insight into the site-level profitability of its assets while also taking into account the overhead expenses required to manage each of its operating segments.

For segment reporting purposes, the Latin America property segment Operating Profit and Gross Margin also include interest income, TV Azteca, net. Operating Profit and Gross Margin are before interest income, interest expense, gain (loss) on retirement of long-term obligations, other income (expense), net income (loss) attributable to noncontrolling interest and income tax benefit (provision).

Operating Profit Margin: The percentage that results from dividing Operating Profit by revenue.

Adjusted EBITDA: Net income before income (loss) from equity method investments, income tax benefit (provision), other income (expense), gain (loss) on retirement of long-term obligations, interest expense, interest income, other operating income (expense), depreciation, amortization and accretion and stock-based compensation expense. The Company believes this measure provides valuable insight into the profitability of its operations while at the same time taking into account the central overhead expenses required to manage its global operations. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Adjusted EBITDA Margin: The percentage that results from dividing Adjusted EBITDA by total revenue.

Nareit Funds From Operations (FFO), as defined by the National Association of Real Estate Investment Trusts (Nareit), attributable to American Tower Corporation common stockholders: Net income before gains or losses from the sale or disposal of real estate, real estate related impairment charges, real estate related depreciation, amortization and accretion and dividends on preferred stock, and including adjustments for (i) unconsolidated affiliates and (ii) noncontrolling interests. The Company believes this measure provides valuable insight into the operating performance of its property assets by excluding the charges described above, particularly depreciation expenses, given the high initial, up-front capital intensity of the Company’s operating model. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Consolidated Adjusted Funds From Operations (AFFO): Nareit FFO attributable to American Tower Corporation common stockholders before (i) straight-line revenue and expense, (ii) stock-based compensation expense, (iii) the deferred portion of income tax, (iv) non-real estate related depreciation, amortization and accretion, (v) amortization of deferred financing costs, capitalized interest, debt discounts and premiums and long-term deferred interest charges, (vi) other income (expense), (vii) gain (loss) on retirement of long-term obligations, (viii) other operating income (expense), and adjustments for (ix) unconsolidated affiliates and (x) noncontrolling interests, less cash payments related to capital improvements and cash payments related to corporate capital expenditures. The Company believes this measure provides valuable insight into the operating performance of its property assets by further adjusting the Nareit FFO attributable to American Tower Corporation common stockholders metric to exclude the factors outlined above, which if unadjusted, may cause material fluctuations in Nareit FFO attributable to American Tower Corporation common stockholders growth from period to period that would not be representative of the underlying performance of our property assets in those periods. In addition, it is a widely used performance measure across our telecommunications real estate sector.

Adjusted Funds From Operations (AFFO) attributable to American Tower Corporation common stockholders: Consolidated AFFO, excluding the impact of noncontrolling interests on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO. The Company believes that providing this additional metric enhances transparency, given a significantly larger minority interest component of its business as a result of the Company’s Viom transaction and European joint venture with PGGM, which both closed in 2016.

Consolidated AFFO per Share: Consolidated AFFO divided by the diluted weighted average common shares outstanding.

AFFO attributable to American Tower Corporation common stockholders per Share: AFFO attributable to American Tower Corporation common stockholders divided by the diluted weighted average common shares outstanding.

Free Cash Flow: Cash provided by operating activities less total cash capital expenditures, including payments on capital leases of property and equipment. The Company believes that Free Cash Flow is useful to investors as the basis for comparing our performance and coverage ratios with other companies in its industry, although this measure of Free Cash Flow may not be directly comparable to similar measures used by other companies.

Net Debt: Total long-term debt, including current portion, less cash and cash equivalents.

Net Leverage Ratio: Net Debt divided by the quarter’s annualized Adjusted EBITDA (the quarter’s Adjusted EBITDA multiplied by four). The Company believes that including this calculation is important for investors and analysts given it is a critical component underlying its credit agency ratings.

Cautionary Language Regarding Forward-Looking Statements
This press release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans, future operating results and underlying assumptions, and other statements that are not necessarily based on historical facts. Examples of these statements include, but are not limited to, statements regarding our full year 2018 outlook and other targets, our expectations regarding Indian Carrier Consolidation-Driven Churn and factors that could affect our expectations, foreign currency exchange rates, our expectations for the closing of signed acquisitions and our expectations regarding the leasing demand for communications real estate. Actual results may differ materially from those indicated in our forward-looking statements as a result of various important factors, including: (1) a significant decrease in leasing demand for our communications infrastructure would materially and adversely affect our business and operating results, and we cannot control that demand; (2) increasing competition within our industry for tenants may materially and adversely affect our revenue; (3) if our tenants consolidate their operations, exit the telecommunications business or share site infrastructure to a significant degree, our growth, revenue and ability to generate positive cash flows could be materially and adversely affected; (4) our business is subject to government and tax regulations and changes in current or future laws or regulations could restrict our ability to operate our business as we currently do; (5) our foreign operations are subject to economic, political and other risks that could materially and adversely affect our revenues or financial position, including risks associated with fluctuations in foreign currency exchange rates; (6) a substantial portion of our revenue is derived from a small number of tenants, and we are sensitive to changes in the creditworthiness and financial strength of our tenants; (7) our expansion initiatives involve a number of risks and uncertainties, including those related to integrating acquired or leased assets, that could adversely affect our operating results, disrupt our operations or expose us to additional risk; (8) competition for assets could adversely affect our ability to achieve our return on investment criteria; (9) new technologies or changes in a tenant’s business model could make our tower leasing business less desirable and result in decreasing revenues and operating results; (10) our leverage and debt service obligations may materially and adversely affect our ability to raise additional financing to fund capital expenditures, future growth and expansion initiatives and to satisfy our distribution requirements; (11) if we fail to remain qualified for taxation as a REIT, we will be subject to tax at corporate income tax rates, which may substantially reduce funds otherwise available, and even if we qualify for taxation as a REIT, we may face tax liabilities that impact earnings and available cash flow; (12) complying with REIT requirements may limit our flexibility or cause us to forego otherwise attractive opportunities; (13) restrictive covenants in the agreements related to our securitization transactions, our credit facilities and our debt securities could materially and adversely affect our business by limiting flexibility, and we may be prohibited from paying dividends on our common stock, which may jeopardize our qualification for taxation as a REIT; (14) our towers, data centers or computer systems may be affected by natural disasters and other unforeseen events for which our insurance may not provide adequate coverage; (15) our costs could increase and our revenues could decrease due to perceived health risks from radio emissions, especially if these perceived risks are substantiated; (16) we could have liability under environmental and occupational safety and health laws; (17) if we are unable to protect our rights to the land under our towers, it could adversely affect our business and operating results; and (18) if we are unable or choose not to exercise our rights to purchase towers that are subject to lease and sublease agreements at the end of the applicable period, our cash flows derived from those towers will be eliminated. For additional information regarding factors that may cause actual results to differ materially from those indicated in our forward-looking statements, we refer you to the information contained in Item 1A of our Form 10-K for the year ended December 31, 2016, under the caption “Risk Factors”. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

UNAUDITED CONSOLIDATED BALANCE SHEETS
(In millions)

	December 31, 2017	December 31, 2016
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$802.1	$787.2
Restricted cash	152.8	149.3
Short-term investments	1.0	4.0
Accounts receivable, net	513.6	308.4
Prepaid and other current assets	568.6	441.0
Total current assets	2,038.1	1,689.9
PROPERTY AND EQUIPMENT, net	11,101.0	10,517.3
GOODWILL	5,638.4	5,070.7
OTHER INTANGIBLE ASSETS, net	11,783.3	11,274.6
DEFERRED TAX ASSET	204.4	195.7
DEFERRED RENT ASSET	1,499.0	1,289.5
NOTES RECEIVABLE AND OTHER NON-CURRENT ASSETS	950.1	841.5
TOTAL	$33,214.3	$30,879.2
LIABILITIES
CURRENT LIABILITIES:
Accounts payable	$142.9	$118.7
Accrued expenses	854.3	620.5
Distributions payable	304.4	250.6
Accrued interest	166.9	157.3
Current portion of long-term obligations	774.8	238.8
Unearned revenue	268.8	245.4
Total current liabilities	2,512.1	1,631.3
LONG-TERM OBLIGATIONS	19,430.3	18,294.7
ASSET RETIREMENT OBLIGATIONS	1,175.3	965.5
DEFERRED TAX LIABILITY	898.1	777.6
OTHER NON-CURRENT LIABILITIES	1,244.2	1,142.6
Total liabilities	25,260.0	22,811.7
COMMITMENTS AND CONTINGENCIES
REDEEMABLE NONCONTROLLING INTERESTS	1,126.2	1,091.3
EQUITY:
Preferred stock, Series A	—	0.1
Preferred stock, Series B	0.0	0.0
Common stock	4.4	4.3
Additional paid-in capital	10,247.5	10,043.5
Distributions in excess of earnings	(1,058.1)	(1,077.0)
Accumulated other comprehensive loss	(1,978.3)	(1,999.3)
Treasury stock	(974.0)	(207.7)
Total American Tower Corporation equity	6,241.5	6,763.9
Noncontrolling interests	586.6	212.3
Total equity	6,828.1	6,976.2
TOTAL	$33,214.3	$30,879.2

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
REVENUES:
Property	$1,678.3	$1,521.3	$6,565.9	$5,713.1
Services	26.2	18.3	98.0	72.6
Total operating revenues	1,704.5	1,539.6	6,663.9	5,785.7
OPERATING EXPENSES:
Costs of operations (exclusive of items shown separately below):
Property (including stock-based compensation expense of $0.3, $0.4, $2.1 and $1.7, respectively)	517.4	482.3	2,022.0	1,762.7
Services (including stock-based compensation expense of $0.2, $0.1, $0.8 and $0.7, respectively)	9.5	5.7	34.6	27.7
Depreciation, amortization and accretion	466.1	388.2	1,715.9	1,525.6
Selling, general, administrative and development expense (including stock-based compensation expense of $21.6, $19.2, $105.6 and $87.5, respectively)(1)	171.1	138.3	637.0	543.4
Other operating expenses(2)	211.4	35.8	256.0	73.3
Total operating expenses	1,375.5	1,050.3	4,665.5	3,932.7
OPERATING INCOME	329.0	489.3	1,998.4	1,853.0
OTHER INCOME (EXPENSE):
Interest income, TV Azteca, net of interest expense of $0.3, $0.3, $1.2, and $1.2, respectively	2.6	2.7	10.8	10.9
Interest income	8.8	9.2	35.4	25.6
Interest expense	(190.1)	(186.0)	(749.6)	(717.1)
(Loss) gain on retirement of long-term obligations	(0.3)	0.4	(70.2)	1.2
Other (expense) income (including unrealized foreign currency (losses) gains of ($3.9), ($19.9), $26.5 and ($23.4), respectively)	(8.6)	(21.9)	31.3	(47.7)
Total other expense	(187.6)	(195.6)	(742.3)	(727.1)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	141.4	293.7	1,256.1	1,125.9
Income tax provision(3)	53.4	(60.8)	(30.7)	(155.5)
NET INCOME	194.8	232.9	1,225.4	970.4
Net loss (income) attributable to noncontrolling interests	43.7	(3.7)	13.5	(14.0)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION STOCKHOLDERS	238.5	229.2	1,238.9	956.4
Dividends on preferred stock	(18.9)	(26.8)	(87.4)	(107.1)
NET INCOME ATTRIBUTABLE TO AMERICAN TOWER CORPORATION COMMON STOCKHOLDERS	$219.6	$202.4	$1,151.5	$849.3
NET INCOME PER COMMON SHARE AMOUNTS:
Basic net income attributable to American Tower Corporation common stockholders	$0.51	$0.48	$2.69	$2.00
Diluted net income attributable to American Tower Corporation common stockholders	$0.51	$0.47	$2.67	$1.98
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING (in thousands):
BASIC	428,836	426,071	428,181	425,143
DILUTED	432,472	429,896	431,688	429,283
_______________

(1)	Includes $18.7 million in bad debt expense in Asia recognized in Q4 2017, primarily associated with Reliance Communications and MTS.

(2)
Reflects impairment charge of approximately $209 million recorded in Q4 2017, primarily related to assets in India. The portion of this charge attributable to AMT common stockholders is approximately $127 million.

(3)	Q4 2017 income tax benefit primarily attributable to the impairment charge in India recognized during the period.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS(1)
(In millions)

	Twelve Months Ended December 31,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,225.4	$970.4
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, amortization and accretion	1,715.9	1,525.6
Stock-based compensation expense	108.5	89.9
Loss (gain) on early retirement of long-term obligations	70.2	(1.2)
Other non-cash items reflected in statements of operations	157.8	222.8
Increase in net deferred rent balances	(132.1)	(63.9)
Increase in assets	(371.0)	(68.6)
Increase in liabilities	150.9	26.7
Cash provided by operating activities	2,925.6	2,701.7
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for purchase of property and equipment and construction activities	(803.6)	(682.5)
Payments for acquisitions, net of cash acquired	(2,007.0)	(1,411.3)
Payment for Verizon transaction	—	(4.7)
Proceeds from sales of short-term investments and other non-current assets	14.7	13.1
Payments for short-term investments	—	(0.8)
Deposits and other	(5.0)	(16.1)
Cash used for investing activities	(2,800.9)	(2,102.3)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under credit facilities	5,359.4	2,446.8
Proceeds from issuance of senior notes, net	2,674.0	3,236.4
Repayments of notes payable, credit facilities, term loan, senior notes and capital leases(2)	(6,484.4)	(5,093.7)
Contributions from noncontrolling interest holders, net	264.3	238.5
Purchases of common stock	(766.3)	—
Proceeds from stock options and ESPP	119.7	92.5
Distributions paid on preferred stock	(91.4)	(107.1)
Distributions paid on common stock	(1,073.0)	(886.1)
Payment for early retirement of long-term obligations	(75.3)	(0.1)
Deferred financing costs and other financing activities	(40.0)	(26.5)
Cash used for financing activities	(113.0)	(99.3)
Net effect of changes in foreign currency exchange rates on cash and cash equivalents, and restricted cash	6.7	(26.5)
NET INCREASE IN CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH	18.4	473.6
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, BEGINNING OF PERIOD	936.5	462.9
CASH AND CASH EQUIVALENTS, AND RESTRICTED CASH, END OF PERIOD	$954.9	$936.5
CASH PAID FOR INCOME TAXES, NET	$136.5	$96.2
CASH PAID FOR INTEREST	$712.1	$645.1
_______________

(1)	Reflects new Financial Accounting Standards Board (FASB) guidance requiring restricted cash be included with cash and cash equivalents.

(2)	Twelve months ended December 31, 2017 and December 31, 2016 includes $31.8 million and $18.9 million, respectively, of payments on capital leases of property and equipment.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Three Months Ended December 31, 2017
	Property						Services	Total
	U.S.	Latin America	Asia(1)	EMEA	Total International	Total Property
Segment revenues	$912	$308	$297	$161	$766	$1,678	$26	$1,705
Segment operating expenses(2)	194	99	167	58	323	517	9	526
Interest income, TV Azteca, net	—	3	—	—	3	3	—	3
Segment Gross Margin	$718	$213	$130	$103	$445	$1,164	$17	$1,181
Segment SG&A(2)	39	21	33	18	72	111	4	115
Segment Operating Profit	$679	$192	$97	$85	$373	$1,053	$13	$1,066
Segment Operating Profit Margin	74%	62%	33%	53%	49%	63%	51%	63%

Revenue Growth	7.1%	16.2%	10.0%	19.5%	14.4%	10.3%	43.8%	10.7%
Total Tenant Billings Growth	6.7%	12.8%	3.7%	23.8%	11.9%	8.6%
Organic Tenant Billings Growth	5.9%	9.9%	2.6%	8.3%	6.9%	6.2%

Revenue Components(3)
Prior-Year Tenant Billings	$800	$181	$163	$100	$443	$1,243
Colocations/Amendments	35	11	15	4	30	64
Escalations	25	8	3	6	17	41
Cancellations	(12)	(1)	(14)	(2)	(17)	(29)
Other	(1)	1	(0)	(0)	1	0
Organic Tenant Billings	$847	$199	$167	$108	$474	$1,320
New Site Tenant Billings	7	5	2	16	22	29
Total Tenant Billings	$853	$204	$169	$124	$496	$1,349
Foreign Currency Exchange Impact(4)	—	5	7	(3)	9	9
Total Tenant Billings (Current Period)	$853	$209	$175	$121	$505	$1,358

Straight-Line Revenue	32	7	1	2	10	42
Prepaid Amortization Revenue	26	0	—	0	1	26
Other Revenue	1	15	1	0	15	17
International Pass-Through Revenue	—	75	115	39	229	229
Foreign Currency Exchange Impact(5)	—	2	5	(2)	5	5
Total Property Revenue (Current Period)	$912	$308	$297	$161	$766	$1,678
_______________

(1)	Inclusive of impacts from Indian Carrier Consolidation-Driven Churn. See quarterly supplemental materials package for additional detail.

(2)	Excludes stock-based compensation expense.

(3)	All components of revenue, except those labeled current period, have been translated at prior period foreign exchange rates.

(4)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(5)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Three Months Ended December 31, 2016
	Property						Services	Total
	U.S.	Latin America	Asia	EMEA	Total International	Total Property
Segment revenues	$852	$265	$270	$134	$670	$1,521	$18	$1,540
Segment operating expenses(1)	185	91	151	56	297	482	6	488
Interest income, TV Azteca, net	—	3	—	—	3	3	—	3
Segment Gross Margin	$667	$177	$119	$79	$375	$1,042	$13	$1,055
Segment SG&A(1)	40	16	12	15	43	83	3	86
Segment Operating Profit	$627	$162	$107	$64	$332	$959	$9	$969
Segment Operating Profit Margin	74%	61%	40%	47%	50%	63%	50%	63%

Revenue Growth	2.8%	13.2%	324.9%	8.1%	58.6%	21.6%	(37.1)%	20.3%
Total Tenant Billings Growth	6.0%	17.3%	347.1%	16.0%	60.9%	20.8%
Organic Tenant Billings Growth	5.8%	13.1%	19.1%	11.2%	13.3%	7.8%

Revenue Components(2)(3)
Prior-Year Tenant Billings	$755	$150	$37	$91	$279	$1,034
Colocations/Amendments	34	9	8	5	22	57
Escalations	22	11	3	5	19	41
Cancellations	(14)	(1)	(3)	(1)	(5)	(19)
Other	2	0	(0)	1	1	3
Organic Tenant Billings	$799	$170	$44	$102	$316	$1,115
New Site Tenant Billings	1	6	122	4	133	134
Total Tenant Billings	$800	$176	$166	$106	$449	$1,249
Foreign Currency Exchange Impact(4)	—	4	(4)	(6)	(6)	(6)
Total Tenant Billings (Current Period)	$800	$181	$163	$100	$443	$1,243

Straight-Line Revenue	17	8	5	1	14	31
Prepaid Amortization Revenue	25	1	—	0	1	26
Other Revenue	10	7	(5)	(2)	0	10
International Pass-Through Revenue	—	66	110	46	222	222
Foreign Currency Exchange Impact(5)	—	3	(3)	(11)	(10)	(10)
Total Property Revenue (Current Period)	$852	$265	$270	$134	$670	$1,521
_______________

(1)	Excludes stock-based compensation expense.

(2)	All components of revenue, except those labeled current period, have been translated at prior period foreign exchange rates.

(3)	Reflects reclassification of fiber solutions revenue from Tenant Billings components to Other Revenue.

(4)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(5)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT
($ in millions, totals may not add due to rounding.)

	Twelve Months Ended December 31, 2017
	Property						Services	Total
	U.S.	Latin America	Asia(1)	EMEA	Total International	Total Property
Segment revenues	$3,606	$1,170	$1,164	$626	$2,960	$6,566	$98	$6,664
Segment operating expenses(2)	747	386	649	238	1,273	2,020	34	2,054
Interest income, TV Azteca, net	—	11	—	—	11	11	—	11
Segment Gross Margin	$2,859	$794	$515	$388	$1,698	$4,557	$64	$4,621
Segment SG&A(2)	151	78	82	68	228	379	14	393
Segment Operating Profit	$2,708	$717	$433	$320	$1,470	$4,178	$51	$4,228
Segment Operating Profit Margin	75%	61%	37%	51%	50%	64%	52%	63%

Revenue Growth	7.0%	18.6%	40.7%	18.3%	26.3%	14.9%	35.1%	15.2%
Total Tenant Billings Growth	6.6%	13.5%	39.1%	25.5%	24.6%	12.6%
Organic Tenant Billings Growth	6.2%	10.8%	8.5%	9.4%	9.7%	7.4%

Revenue Components(3)(4)
Prior-Year Tenant Billings	$3,138	$682	$491	$389	$1,562	$4,700
Colocations/Amendments	151	39	59	18	116	267
Escalations	97	37	14	23	73	170
Cancellations	(54)	(4)	(30)	(5)	(40)	(94)
Other	1	2	(0)	1	3	4
Organic Tenant Billings	$3,333	$755	$533	$426	$1,714	$5,047
New Site Tenant Billings	12	19	150	62	232	243
Total Tenant Billings	$3,344	$774	$683	$488	$1,946	$5,290
Foreign Currency Exchange Impact(5)	—	35	21	(16)	40	40
Total Tenant Billings (Current Period)	$3,344	$809	$705	$472	$1,986	$5,331

Straight-Line Revenue	145	29	12	7	48	193
Prepaid Amortization Revenue	101	2	—	1	3	104
Other Revenue	14	26	(25)	(0)	1	16
International Pass-Through Revenue	—	287	459	171	917	917
Foreign Currency Exchange Impact(6)	—	16	14	(25)	5	5
Total Property Revenue (Current Period)	$3,606	$1,170	$1,164	$626	$2,960	$6,566
_______________

(1)	Inclusive of impacts from Indian Carrier Consolidation-Driven Churn. See quarterly supplemental materials package for additional detail.

(2)	Excludes stock-based compensation expense.

(3)	All components of revenue, except those labeled current period, have been translated at prior period foreign exchange rates.

(4)	Reflects reclassification of fiber solutions revenue from Tenant Billings components to Other Revenue.

(5)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(6)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED CONSOLIDATED RESULTS FROM OPERATIONS, BY SEGMENT (CONTINUED)
($ in millions, totals may not add due to rounding.)

	Twelve Months Ended December 31, 2016
	Property						Services	Total
	U.S.	Latin America	Asia	EMEA	Total International	Total Property
Segment revenues	$3,370	$986	$828	$530	$2,343	$5,713	$73	$5,786
Segment operating expenses(1)	733	338	466	224	1,028	1,761	27	1,788
Interest income, TV Azteca, net	—	11	—	—	11	11	—	11
Segment Gross Margin	$2,637	$659	$362	$306	$1,326	$3,963	$46	$4,009
Segment SG&A(1)	148	61	48	61	170	317	13	330
Segment Operating Profit	$2,489	$598	$314	$245	$1,157	$3,646	$33	$3,679
Segment Operating Profit Margin	74%	61%	38%	46%	49%	64%	46%	64%

Revenue Growth	6.7%	11.3%	241.7%	34.0%	53.9%	22.1%	(20.4)%	21.3%
Total Tenant Billings Growth	8.9%	21.1%	259.4%	42.4%	59.1%	22.4%
Organic Tenant Billings Growth	5.8%	13.2%	13.4%	14.1%	13.5%	7.8%

Revenue Components(2)(3)
Prior-Year Tenant Billings	$2,881	$620	$142	$292	$1,055	$3,936
Colocations/Amendments	129	37	22	22	81	210
Escalations	83	47	7	19	73	155
Cancellations	(49)	(4)	(9)	(2)	(15)	(64)
Other	3	2	(1)	2	3	6
Organic Tenant Billings	$3,046	$702	$161	$334	$1,197	$4,243
New Site Tenant Billings	91	49	350	83	482	573
Total Tenant Billings	$3,138	$751	$511	$417	$1,679	$4,816
Foreign Currency Exchange Impact(4)	—	(69)	(20)	(27)	(117)	(117)
Total Tenant Billings (Current Period)	$3,138	$682	$491	$389	$1,562	$4,700

Straight-Line Revenue	79	40	14	4	59	138
Prepaid Amortization Revenue	94	2	—	0	2	97
Other Revenue	59	10	(6)	(1)	2	61
International Pass-Through Revenue	—	281	343	159	783	783
Foreign Currency Exchange Impact(5)	—	(28)	(14)	(23)	(65)	(65)
Total Property Revenue (Current Period)	$3,370	$986	$828	$530	$2,343	$5,713
_______________

(1)	Excludes stock-based compensation expense.

(2)	All components of revenue, except those labeled current period, have been translated at prior period foreign exchange rates.

(3)	Reflects reclassification of fiber solutions revenue from Tenant Billings components to Other Revenue.

(4)	Reflects foreign currency exchange impact on all components of Total Tenant Billings.

(5)	Reflects foreign currency exchange impact on components of revenue, other than Total Tenant Billings.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL INFORMATION
($ in millions, totals may not add due to rounding.)
The reconciliation of net income to Adjusted EBITDA and the calculation of Adjusted EBITDA Margin are as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income	$194.8	$232.9	$1,225.4	$970.4
Income tax (benefit) provision	(53.4)	60.8	30.7	155.5
Other expense (income)	8.6	21.9	(31.3)	47.7
Loss (gain) on retirement of long-term obligations	0.3	(0.3)	70.2	(1.2)
Interest expense	190.1	186.0	749.6	717.1
Interest income	(8.8)	(9.2)	(35.4)	(25.6)
Other operating expenses	211.4	35.8	256.0	73.3
Depreciation, amortization and accretion	466.1	388.2	1,715.9	1,525.6
Stock-based compensation expense	22.1	19.7	108.5	89.9
Adjusted EBITDA	$1,031.2	$935.7	$4,089.6	$3,552.7
Total revenue	1,704.5	1,539.6	6,663.9	5,785.7
Adjusted EBITDA Margin	60%	61%	61%	61%
The reconciliation of Nareit FFO attributable to American Tower Corporation common stockholders to net income and the calculation of Consolidated AFFO, Consolidated AFFO per Share, AFFO attributable to American Tower Corporation common stockholders and AFFO attributable to American Tower Corporation common stockholders per Share are presented below:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net income	$194.8	$232.9	$1,225.4	$970.4
Real estate related depreciation, amortization and accretion	399.3	345.4	1,516.9	1,358.9
Losses from sale or disposal of real estate and real estate related impairment charges	211.8	32.6	244.4	54.5
Dividends on preferred stock	(18.9)	(26.8)	(87.4)	(107.1)
Dividend to noncontrolling interest	(13.2)	—	(13.2)	—
Adjustments for unconsolidated affiliates and noncontrolling interests	(58.4)	(27.0)	(189.1)	(88.2)
Nareit FFO attributable to AMT common stockholders	$715.4	$557.1	$2,697.0	$2,188.5
Straight-line revenue	(42.9)	(29.8)	(194.4)	(131.7)
Straight-line expense	16.9	17.6	62.3	67.8
Stock-based compensation expense	22.1	19.7	108.5	89.9
Deferred portion of income tax(1)	(102.3)	36.3	(105.8)	59.2
Non-real estate related depreciation, amortization and accretion	66.8	42.9	199.0	166.7
Amortization of deferred financing costs, capitalized interest and debt discounts and premiums and long-term deferred interest charges	5.4	5.7	26.8	23.1
Other expense (income)(2)	8.6	21.9	(31.3)	47.7
Loss (gain) on retirement of long-term obligations	0.3	(0.3)	70.2	(1.2)
Other operating (income) expense(3)	(0.4)	3.1	11.6	18.8
Capital improvement capital expenditures	(36.3)	(39.8)	(114.2)	(110.2)
Corporate capital expenditures	(4.6)	(6.7)	(17.0)	(16.4)
Adjustments for unconsolidated affiliates and noncontrolling interests	58.4	27.0	189.1	88.2
Consolidated AFFO	707.4	654.8	2,901.8	2,490.4
Adjustments for unconsolidated affiliates and noncontrolling interests(4)	(19.0)	(23.8)	(147.0)	(90.2)
AFFO attributable to AMT common stockholders	$688.4	$631.0	$2,754.8	$2,400.2
Divided by weighted average diluted shares outstanding	432,472	429,896	431,688	429,283
Consolidated AFFO per Share	$1.64	$1.52	$6.72	$5.80
AFFO attributable to AMT common stockholders per Share	$1.59	$1.47	$6.38	$5.59
_______________

(1)	Reflects tax benefit associated with $209 million impairment charge recorded in Q4 2017, primarily related to assets in India.

(2)
Q4 2017 and FY 2017 includes unrealized (gains) losses on foreign currency exchange rate fluctuations of $3.9 million and ($26.5) million, respectively. Q4 2016 and FY 2016 includes unrealized losses on foreign currency exchange rate fluctuations of $19.9 million and $23.4 million, respectively.

(3)	Primarily includes integration and acquisition-related costs.

(4)	Includes adjustments for the impact on both Nareit FFO attributable to American Tower Corporation common stockholders and the other line items included in the calculation of Consolidated AFFO.